EXHIBIT 99.1

ePlus Reports Third Quarter and First Nine Months Financial Results

--Double-Digit Growth in Sales, Gross Profit and Operating Income--

Third Quarter Fiscal Year 2022

•	Net sales increased 15.7% to $494.8 million; technology segment net sales increased 14.8% to $477.0 million; service revenues increased 20.0% to $62.5 million.
•	Adjusted gross billings increased 16.5% to $685.0 million.
•	Gross profit increased 19.3% to $117.1 million.
•	Gross margin was 23.7%, an increase of 70 basis points.
•	Net earnings increased 22.1% to $26.4 million.
•	Adjusted EBITDA increased 21.5% to $41.8 million.
•	Diluted earnings per share increased 21.0% to $0.98. Non-GAAP diluted earnings per share increased 23.6% to $1.10.

First Nine Months Fiscal Year 2022

•	Net sales increased 12.6% to $1,369.5 million; technology segment net sales increased 11.7% to $1,313.6 million; service revenues increased 19.9% to $179.0 million.
•	Adjusted gross billings increased 14.2% to $1,982.2 million.
•	Gross profit increased 16.9% to $345.6 million.
•	Gross margin was 25.2%, an increase of 90 basis points.
•	Net earnings increased 38.3% to $81.4 million.
•	Adjusted EBITDA increased 32.0% to $130.3 million.
•	Diluted earnings per share increased 37.7% to $3.03. Non-GAAP diluted earnings per share increased 36.3% to $3.38.

HERNDON, VA – February 3, 2022 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three and nine months ended December 31, 2021.

Management Comment

“ePlus delivered strong third quarter financial results, driven by consistent execution from our team and continued strong demand for our services and solutions, which enable our customers to accelerate their digital transformation strategies,” said Mark Marron, president and chief executive officer of ePlus. “Net sales increased 15.7% to $494.8 million, reflecting broad-based demand and market share gains in our technology segment as well as solid growth in our financing business. The strength and scalability of our business model is evident in our financial performance, which included a 50-basis point year-over-year improvement in operating margins and a 23% gain in operating income, significantly outpacing revenue growth.”

Mr. Marron continued, “Our strong financial performance in the third quarter and year to date reflects the successful execution of our growth strategy, as we leverage our deep expertise and widespread capabilities to deliver cost-effective and agile solutions across the technology stack. In addition, we continue to benefit from our focus on higher-margin and faster-growing areas, including cloud, networking and security, where we provide a suite of comprehensive products and services that address our customers’ most complex IT challenges.”

Prior Period Reclassifications Due to Stock Split

Reclassifications of prior period amounts related to number of shares and per share amounts have been made to conform to the current period presentation due to the December 13, 2021, two-for-one, stock split.

Third Quarter Fiscal 2022 Results

For the third quarter ended December 31, 2021 as compared to the third quarter ended December 31, 2020:

Consolidated net sales increased 15.7% to $494.8 million, from $427.6 million.

Technology segment net sales increased 14.8% to $477.0 million, from $415.6 million due to higher sales of product and services. Service revenues increased 20.0% to $62.5 million, from $52.1 million due to increases in professional services and managed services.  Adjusted gross billings increased 16.5% to $685.0 million from $587.8 million.

Financing segment net sales increased 48.4% to $17.9 million, from $12.0 million due to higher post-contract earnings from several early buyouts of assets under lease.

Consolidated gross profit increased 19.3% to $117.1 million, from $98.2 million. Consolidated gross margin was 23.7%, up from 23.0% last year, due to higher product and services margins in our technology segment and a larger proportion of sales recorded on a net basis.

Operating expenses were $81.0 million, up 17.6% from $68.9 million last year, primarily due to increases in variable compensation stemming from higher gross profit, as well as higher salaries and benefits.  Our headcount at the end of the quarter was 1,554, down 32 from a year ago in the third quarter which included 102 employees added on Dec 31, 2020 from the SMP acquisition.

Consolidated operating income increased 23.3% to $36.1 million.

Our effective tax rate for the current quarter was 26.4%, lower than the prior year quarter of 28.1%, due to an adjustment to the prior year tax return related to foreign taxes.

Net earnings increased 22.1% to $26.4 million.

Adjusted EBITDA increased 21.5% to $41.8 million, from $34.4 million.

Diluted earnings per share was $0.98, compared with $0.81 in the prior year quarter. Non-GAAP diluted earnings per share was $1.10, compared with $0.89 last year.

First Nine Months Fiscal Year 2022 Results

For the nine months ended December 31, 2021 as compared to the nine months ended December 31, 2020:

Consolidated net sales increased 12.6% to $1,369.5 million, from $1,215.7 million.

Technology segment net sales increased 11.7% to $1,313.6 million, from $1,176.2 million due to higher sales of product and services. Service revenues increased 19.9% to $179.0 million, from $149.3 million due to increases in professional services and managed services.  Adjusted gross billings was $1,982.2 million, an increase of 14.2% from $1,735.3 million.

Financing segment net sales increased 41.2% to $55.9 million, from $39.6 million, due to higher post-contract earnings and higher transactional gains.

Consolidated gross profit increased 16.9% to $345.6 million, from $295.7 million. Consolidated gross margin was 25.2%, up from 24.3% last year, due to higher services margins and a higher proportion of sales recorded on a net basis in our technology segment.

Operating expenses were $232.8 million, up 9.3% from $212.9 million last year, primarily due to increases in variable compensation stemming from higher gross profit, higher healthcare costs, software license and maintenance expenses, and higher depreciation and amortization due to the acquisition of SMP.

Consolidated operating income increased 36.4% to $112.8 million.

Our effective tax rate for the current year period was 27.7%, lower than last year of 29.8% due to an adjustment in the prior year related to the federal benefit from state taxes.

Net earnings increased 38.3% to $81.4 million.

Adjusted EBITDA increased 32.0% to $130.3 million, from $98.7 million.

Diluted earnings per share was $3.03, compared with $2.20 in the prior year. Non-GAAP diluted earnings per share was $3.38, compared with $2.48 last year.

Balance Sheet Highlights

As of December 31, 2021, ePlus had cash and cash equivalents of $105.6 million, compared with $129.6 million as of March 31, 2021 due to additional working capital needs in our technology segment, and the repurchase of stock.  Inventory, which represents equipment ordered by customers but not yet delivered, increased 111.2% from March 31, 2021, and 9.8% sequentially, due to ongoing projects with customers coupled with some impact from continued supply chain constraints.  Total stockholders’ equity was $639.3 million, compared with $562.4 million as of March 31, 2021.  Total shares outstanding were 27.0 million on December 31, 2021 and March 31, 2021.

Summary and Outlook

“Supported by our talented and dedicated global team, our extensive network of vendor relationships and our differentiated business model serving the entire IT lifecycle, ePlus is positioned for continued growth. In today’s dynamic market, ePlus remains an essential partner for our customers as they rapidly adapt their IT infrastructure to build a more connected, secure and collaborative environment that aligns with their long-term business objectives.

Mr. Marron concluded, “We continue to invest in our people and in our capabilities to ensure that we remain at the forefront, providing expert advice, value-added services and innovative solutions for our customers. Our strong balance sheet offers the flexibility to pursue strategic acquisitions that will strengthen our market position, expand our capabilities and enhance our growth prospects.”

Recent Corporate Developments/Recognitions

•	In the month of December:
o
Announced the unveiling of a networking strategy called READI to help organizations implement foundational software-defined technologies and solutions that transform and modernize their enterprise network infrastructures.

	o	Honored with the Social Impact Partner of the Year Award for the Americas at the Cisco Partner Summit 2021
•	In the month of November:
	o	Announced the successful achievement of Cloud Management and Automation VMware Master Services Competency.
	o	Rang the NASDAQ closing bell in celebration of its 25th listing anniversary.

Conference Call Information

ePlus will hold a conference call and audio webcast at 4:30 p.m. ET on February 3, 2022:

Audio Webcast (Live & Replay): https://events.q4inc.com/attendee/793714691
Live Call:	(888) 330-2469 (too-free/domestic)
(240) 789-2740 (international)
Replay:	(800) 770- 2030 (toll-free/domestic)
(647) 362-9199 (international)
Passcode:	5403833 (live call and replay)

The replay of this webcast will be available approximately two hours after the call concludes through February 10, 2022.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology. With the highest certifications from top technology partners and lifecycle services expertise across key areas including security, cloud, data center, collaboration, networking, and emerging technologies, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,500 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook, LinkedIn, Twitter and Instagram.

ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, the duration and impact of the ongoing COVID-19 pandemic, which could materially adversely affect our financial condition and results of operations and has resulted worldwide in governmental authorities imposing numerous unprecedented measures and court opinions regarding the legality thereof to contain the virus that has impacted and may further impact our workforce and operations, the operations of our customers, and those of our respective vendors, suppliers, and partners; national and international political instability fostering uncertainty and volatility in the global economy including an economic downturn, significant and rapid inflation, an increase in tariffs or adverse changes to trade agreements, exposure to fluctuation in foreign currency rates, interest rates and pressure on prices; supply constraints of certain IT products, including constraints caused by shortages in semiconductors and other components; inflation of both wages and product costs; reduction of vendor incentive programs; and restrictions on our access to capital necessary to fund our operations; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our or our vendors’ or suppliers’ IT systems and data and audio communication networks, supply chains or other systems; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with one or more of our largest volume customers or vendors; a possible decrease in the capital spending budgets of our customers or a decrease in purchases from us; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or floor planning facility, or obtain debt for our financing transactions; uncertainty regarding the phase out of LIBOR may negatively affect our operating results; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; the creditworthiness of our customers and our ability to reserve adequately for credit losses; our ability to secure our own and our customers’ electronic and other confidential information and remain secure during a cyber-security or ransomware attack; future growth rates in our core businesses; our dependence on continued innovation in hardware, software and services offerings by our vendors, availability of these products from our vendors and our ability to partner with them; our reliance on third parties to perform some of our service obligations to our customers; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service, software as a service and platform as a service; our ability to realize our investment in leased equipment; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel and vendor certifications; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31, 2021	March 31, 2021
ASSETS

Current assets:
Cash and cash equivalents	$105,566	$129,562
Accounts receivable—trade, net	520,629	391,567
Accounts receivable—other, net	40.818	41,053
Inventories	147,739	69,963
Financing receivables—net, current	98,183	106,272
Deferred costs	34,684	28,201
Other current assets	12,932	10,976
Total current assets	960,551	777,594

Financing receivables and operating leases—net	90,026	90,165
Deferred tax asset—net	1,972	1,468
Property, equipment and other assets	46,215	42,289
Goodwill	126,604	126,645
Other intangible assets—net	29,778	38,614
TOTAL ASSETS	$1,255,146	$1,076,775

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$162,670	$165,162
Accounts payable—floor plan	157,667	98,653
Salaries and commissions payable	39,184	36,839
Deferred revenue	93,319	72,802
Recourse notes payable—current	51,104	5,450
Non-recourse notes payable—current	37,245	50,397
Other current liabilities	26,224	30,061
Total current liabilities	567,413	459,364

Recourse notes payable—long term	7,689	12,658
Non-recourse notes payable—long term	6,340	5,664
Other liabilities	34,408	36,679
TOTAL LIABILITIES	615,850	514,365

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 50,000 shares authorized; 26,966 outstanding at December 31, 2021 and 27,006 outstanding at March 31, 2021	270	145
Additional paid-in capital	157,721	152,366
Treasury stock, at cost, 50 shares at December 31, 2021 and 1,987 shares at March 31, 2021	(2,592)	(75,372)
Retained earnings	483,601	484,616
Accumulated other comprehensive income—foreign currency translation adjustment	296	655
Total Stockholders' Equity	639,296	562,410
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,255,146	$1,076,775

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020

Net sales
Product	$432,307	$375,512	$1,190,524	$1,066,408
Services	62,527	52,092	178,976	149,308
Total	494,834	427,604	1,369,500	1,215,716

Cost of sales
Product	339,810	297,514	914,666	827,111
Services	37,907	31,939	109,203	92,935
Total	377,717	329,453	1,023,869	920,046

Gross profit	117,117	98,151	345,631	295,670

Selling, general, and administrative	76,874	65,390	220,153	201,746
Depreciation and amortization	3,597	3,143	11,376	10,000
Interest and financing costs	561	355	1,262	1,179
Operating expenses	81,032	68,888	232,791	212,925

Operating income	36,085	29,263	112,840	82,745

Other income (expense)	(175)	813	(377)	1,095

Earnings before taxes	35,910	30,076	112,463	83,840

Provision for income taxes	9,486	8,438	31,108	24,996

Net earnings	$26,424	$21,638	$81,355	$58,844

Net earnings per common share—basic	$0.99	$0.81	$3.05	$2.21
Net earnings per common share—diluted	$0.98	$0.81	$3.03	$2.20

Weighted average common shares outstanding—basic	26,668	26,664	26,666	26,684
Weighted average common shares outstanding—diluted	26,930	26,756	26,887	26,804

Technology Segment
	Three Months Ended December 31,			Nine Months Ended December 31,
	2021	2020	Change	2021	2020	Change
	(in thousands)			(in thousands)

Net sales
Product	$414,448	$363,478	14.0%	$1,134,658	$1,026,845	10.5%
Services	62,527	52,092	20.0%	178,976	149,308	19.9%
Total	476,975	415,570	14.8%	1,313,634	1,176,153	11.7%

Cost of sales
Product	334,585	295,310	13.3%	899,437	820,859	9.6%
Services	37,907	31,939	18.7%	109,203	92,935	17.5%
Total	372,492	327,249	13.8%	1,008,640	913,794	10.4%

Gross profit	104,483	88,321	18.3%	304,994	262,359	16.3%

Selling, general, and administrative	73,413	62,377	17.7%	210,369	190,519	10.4%
Depreciation and amortization	3,569	3,115	14.6%	11,292	9,916	13.9%
Interest and financing costs	335	-	nm	693	266	160.5%
Operating expenses	77,317	65,492	18.1%	222,354	200,701	10.8%

Operating income	$27,166	$22,829	19.0%	$82,640	$61,658	34.0%
Adjusted gross billings	$685,031	$587,825	16.5%	$1,982,162	$1,735,283	14.2%
Adjusted EBITDA	$32,794	$27,876	17.6%	$99,811	$77,312	29.1%

Technology Segment Net Sales by Customer End Market
	Twelve Months Ended December 31,
	2021	2020	Change

Telecom, Media, & Entertainment	29%	23%	6%
Healthcare	16%	14%	2%
SLED	15%	16%	(1%)
Technology	15%	18%	(3%)
Financial Services	9%	13%	(4%)
All others	16%	16%	-
Total	100%	100%

Financing Segment
	Three Months Ended December 31,			Nine Months Ended December 31,
	2021	2020	Change	2021	2020	Change
	(in thousands)			(in thousands)

Net sales	$17,859	$12,034	48.4%	$55,866	$39,563	41.2%
Cost of sales	5,225	2,204	137.1%	15,229	6,252	143.6%
Gross profit	12,634	9,830	28.5%	40,637	33,311	22.0%

Selling, general, and administrative	3,461	3,013	14.9%	9,784	11,227	(12.9%)
Depreciation and amortization	28	28	0.0%	84	84	0.0%
Interest and financing costs	226	355	(36.3%)	569	913	(37.7%)
Operating expenses	3,715	3,396	9.4%	10,437	12,224	(14.6%)

Operating income	$8,919	$6,434	38.6%	$30,200	$21,087	43.2%
Adjusted EBITDA	$9,003	$6,519	38.1%	$30,453	$21,358	42.6%

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, (iv) non-GAAP Net Earnings and (v) non-GAAP Net Earnings per Common Share - Diluted.

We define adjusted gross billings as our technology segment net sales calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party maintenance, software assurance and subscription/SaaS licenses, and services.

We define adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, share based compensation, acquisition and integration expense, provision for income taxes, and other income (expense). Segment adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, share based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate non-GAAP adjusted gross billings, adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
	(in thousands)

Technology segment net sales	$476,975	$415,570	$1,313,634	$1,176,153
Costs incurred related to sales of third-party maintenance, software assurance and subscription / SaaS licenses, and services	208,056	172,255	668,528	559,130
Adjusted gross billings	$685,031	$587,825	$1,982,162	$1,735,283

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
	(in thousands)
Consolidated
Net earnings	$26,424	$21,638	$81,355	$58,844
Provision for income taxes	9,486	8,438	31,108	24,996
Depreciation and amortization [1]	3,597	3,143	11,376	10,000
Share based compensation	1,780	1,756	5,355	5,427
Acquisition and integration expense	-	233	-	232
Interest and financing costs	335	-	693	266
Other (income) expense [2]	175	(813)	377	(1,095)
Adjusted EBITDA	$41,797	$34,395	$130,264	$98,670

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
	(in thousands)
Technology Segment
Operating income	$27,166	$22,829	$82,640	$61,658
Depreciation and amortization [1]	3,569	3,115	11,292	9,916
Share based compensation	1,724	1,699	5,186	5,240
Acquisition and integration expense	-	233	-	232
Interest and financing costs	335	-	693	266
Adjusted EBITDA	$32,794	$27,876	$99,811	$77,312

Financing Segment
Operating income	$8,919	$6,434	$30,200	$21,087
Depreciation and amortization [1]	28	28	84	84
Share based compensation	56	57	169	187
Adjusted EBITDA	$9,003	$6,519	$30,453	$21,358

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
	(in thousands)
GAAP: Earnings before taxes	$35,910	$30,076	$112,463	$83,840
Share based compensation	1,780	1,756	5,355	5,427
Acquisition and integration expense	-	233	-	232
Acquisition related amortization expense [3]	2,497	1,986	7,854	6,386
Other (income) expense [2]	175	(813)	377	(1,095)
Non-GAAP: Earnings before taxes	40,362	33,238	126,049	94,790

GAAP: Provision for income taxes	9,486	8,438	31,108	24,996
Share based compensation	470	493	1,494	1,621
Acquisition and integration expense	-	65	-	65
Acquisition related amortization expense [3]	649	541	2,156	1,856
Other (income) expense [2]	46	(228)	104	(314)
Tax benefit on restricted stock	-	-	317	(40)
Non-GAAP: Provision for income taxes	10,651	9,309	35,179	28,184

Non-GAAP: Net earnings	$29,711	$23,929	$90,870	$66,606

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020

GAAP: Net earnings per common share – diluted	$0.98	$0.81	$3.03	$2.20

Share based compensation	0.05	0.05	0.14	0.14
Acquisition related amortization expense [3]	0.07	0.05	0.21	0.16
Other (income) expense [2]	-	(0.02)	0.01	(0.02)
Tax benefit on restricted stock	-	-	(0.01)	-
Total non-GAAP adjustments – net of tax	$0.12	$0.08	$0.35	$0.28

Non-GAAP: Net earnings per common share – diluted	$1.10	$0.89	$3.38	$2.48

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.